Exhibit 99.1

                 BSD MEDICAL ADDS FOUNDER OF GE IMATRON TO BOARD

    SALT LAKE CITY, May 16 /PRNewswire-FirstCall/ -- BSD Medical Corp.
(OTC Bulletin Board: BSDM) today announced that Douglas P. Boyd, Ph.D., has been appointed to BSD's Board of Directors. Dr. Boyd founded Imatron in 1983, a medical technology company that produces electron beam tomography ("EBT") scanners, and served in various capacities, including as Chairman and CEO. Imatron was later acquired by General Electric. Dr. Boyd also helped found Invision Technologies, Inc., a company engaged in airport explosives detection. He served on the Invision board until its acquisition by General Electric in December 2004.

    Dr. Boyd currently serves as Chairman of the Board of XLR Medical, Inc., as CEO of TeleSecurity Sciences, Inc., as Managing Director of Imaging Technology Ventures, Inc., and on the Board of Directors of Imaging Technology Group, Inc., TechniScan, Inc. and HealthAddress, Inc. He is internationally known as an expert in radiology and computed tomography ("CT") imaging systems, and has pioneered the development of fan-beam CT scanners, Xenon detector arrays and EBT scanners. Dr. Boyd has been awarded 13 U.S. patents. He is an Adjunct Professor of Radiology at the University of California, San Francisco, has published more than 100 scientific papers and is a frequent speaker at universities and symposiums. Hyrum A. Mead, President of BSD Medical said, "We are very please to have Dr. Boyd join our capable team as one of our Directors. He brings a considerable depth of experience both in business and technology applicable to our company."

    About BSD Medical Corporation
    BSD Medical develops, manufactures, markets and services systems that deliver focused RF/microwave energy to raise temperatures within diseased sites in the body as required by a variety of medical therapies. BSD pioneered the use of microwave thermal therapy for the treatment of enlarged prostate symptoms (BPH), and is responsible for much of the technology that has created a substantial medical industry based on that therapy. BSD's primary thrust is in the commercialization of systems used for the treatment of cancer, and in developments to treat other diseases and medical conditions. BSD was the recent recipient of the Frost and Sullivan "Technology of the Year Award" for cancer therapy devices. For further information visit the BSD website at www.BSDMC.com.

    Statements contained in this press release that are not historical facts are forward-looking statements, as that item is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements, including all projections and expectations of future events are subject to risks and uncertainties, some of which are detailed in part in the Company's filings with the Securities and Exchange Commission.

SOURCE  BSD Medical Corp.
    -0-                             05/16/2005
    /CONTACT: Hyrum A. Mead of BSD Medical Corp., +1-801-972-5555, or fax, +1-801-972-5930, investor@bsdmc.com/
    /Web site:  http://www.bsdmc.com /